Exhibit 99.1

FOR RELEASE THURSDAY, FEBRUARY 11, 2021

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

IRIDIUM ANNOUNCES 2020 RESULTS; COMPANY ISSUES 2021 OUTLOOK

•	2020 subscriber growth resilient in face of pandemic

•	Announces $300.0 million share repurchase authorization

MCLEAN, Va. – February 11, 2021 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter of 2020 and issued its full-year 2021 guidance. Net loss was $7.9 million, or $0.06 per diluted share, for the fourth quarter of 2020, as compared to net loss of $107.9 million, or $0.82 per diluted share, for the fourth quarter of 2019. This improvement was primarily the result of debt extinguishment costs associated with Iridium’s refinancing in the fourth quarter of 2019, which did not recur in 2020. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $84.8 million, as compared to $80.1 million for the prior-year period, representing a year-over-year increase of 6% and an OEBITDA margin(1) of 58%. OEBITDA primarily benefitted from increased commercial service revenue and engineering and support work with the U.S. government.

Iridium reported fourth-quarter total revenue of $146.5 million, which consisted of $116.9 million of service revenue and $29.6 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 5% versus the comparable period of 2019, while service revenue grew 3% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 80% of total revenue for the fourth quarter of 2020.

The Company ended the quarter with 1,476,000 total billable subscribers, which compares to 1,300,000 for the year-ago period and is up from 1,429,000 for the quarter ended September 30, 2020. Total billable subscribers grew 14% year-over-year, driven by growth in commercial IoT and government business.

Full-Year 2020 Iridium Business Highlights

For the full year, Iridium reported net loss of $56.1 million, or $0.42 per diluted share, as compared to net loss of $162.0 million, or $1.33 per diluted share, for 2019. This improvement in net loss resulted from lower debt extinguishment costs and lower interest expense associated with Iridium’s refinancing. The Company reported record total revenue in 2020 of $583.4 million, which was up 4% from the year-ago period. Total revenue included $463.1 million of service revenue and $120.3 million of revenue related to equipment sales and engineering and support projects. OEBITDA for 2020 was $355.6 million, a 7% increase from $331.7 million in the prior year, representing an OEBITDA margin of 61%. Capital expenditures were $38.7 million for the full-year 2020.

“I am incredibly proud of the results Iridium delivered this year in the face of an unprecedented business environment. The resilience of our wholesale business model and double-digit subscriber growth in 2020 are testaments to the strength of our global partner network and the growing demand for Iridium’s safety services and mobility platform,” said Matt Desch, CEO, Iridium.

Commenting on Iridium’s share repurchase authorization and capital priorities, Desch said, “In light of Iridium’s strengthening capital position and continued opportunities for growth, I am happy to announce that our Board of Directors approved the first share repurchase program in the Company’s history. This program authorizes the repurchase of up to $300.0 million of Iridium common stock through December 31, 2022, and demonstrates Iridium’s commitment to long-term value creation through returns of capital to shareholders.”

Commenting on January’s repricing of Iridium’s Term Loan facility, Desch said, “Iridium completed a repricing of its Term Loan on January 20, 2021, to take full advantage of favorable market conditions. As a result of reducing our Term Loan’s spread by a full point, Iridium expects to achieve annual interest savings of over $16.0 million. This transaction adds to Iridium’s financial flexibility and positions the Company to increasingly leverage its strong free cash flow position.”

Fourth-Quarter Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 62% of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $91.1 million, up 3% from last year’s comparable period due primarily to increased revenues from hosted payload and broadband services.

•

Commercial voice and data subscribers were down 1% from the year-ago period to 350,000 subscribers, as a result of the COVID-19 pandemic. Commercial voice and data average revenue per user (“ARPU”) was $40 during the fourth quarter, compared to $41 in last year’s comparable period.

•

Commercial IoT data subscribers grew 20% from the year-ago period to 962,000 customers, driven by continued strength in consumer personal communications and tracking devices. Commercial IoT data ARPU was $8.90 in the fourth quarter, compared to $10.50 in last year’s comparable period. The decrease in ARPU resulted from reduced usage in aviation, as well as the effect of the increased proportion of personal communications subscribers within IoT, who typically utilize lower ARPU plans.

•

Commercial broadband revenue was $9.6 million, up 18% from $8.1 million in the year-ago period. This rise was primarily attributable to increasing activations of Iridium Certus® broadband service. Commercial broadband ARPU was $277 during the fourth quarter, compared to $253 in last year’s comparable period, reflecting an increasing mix of Iridium Certus broadband subscribers.

•

Iridium’s commercial business ended the quarter with 1,324,000 billable subscribers, which compares to 1,165,000 for the prior-year quarter and is up from 1,287,000 for the quarter ended September 30, 2020. IoT data subscribers represented 73% of billable commercial subscribers at the end of the quarter, an increase from 69% at the end of the prior-year period.

•

Hosted payload and other data service revenue was $14.4 million in the fourth quarter compared to $12.1 million in the prior-year period, which was primarily due to increased Aireon data service fees related to a contractual step-up.

Service – U.S. Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium gateway under two other contracts with the U.S. Space Force. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.

•	Government service revenue was $25.8 million in the fourth quarter and reflected increased revenue from a contractual step up in the EMSS Contract on September 15, 2020.

•

Iridium’s U.S. government business ended the quarter with 152,000 subscribers, which compares to 135,000 for the prior-year quarter and is up from 142,000 for the quarter ended September 30, 2020. Government voice and data subscribers increased 9% from the year-ago period to 62,000 as of December 31, 2020. Government IoT data subscribers increased 15% year-over-year and represented 59% of government subscribers at year-end.

Equipment

•	Equipment revenue was $18.9 million during the fourth quarter, up 11% from the prior-year period.

•	In 2021, the Company expects equipment sales in line with 2020 levels.

Engineering & Support

•	Engineering and support revenue was $10.7 million during the fourth quarter, up 30% from the prior-year quarter, primarily due to the episodic nature of contract work for the U.S. government.

Capital expenditures were $9.4 million for the fourth quarter, including $0.9 million in capitalized interest. The Company ended the fourth quarter with gross debt of $1.64 billion and a cash, cash equivalents and marketable securities balance of $244.7 million, for a net debt balance of $1.4 billion.

Other Events

On January 20, 2021, the Company completed a repricing of its Term Loan. This action improved the annual rate of the facility and will produce annual interest expense savings of over $16.0 million per year.

Most recently, the Company announced that its Board of Directors had authorized a new a buyback program that allows for the purchase of up to $300.0 million of Iridium common stock through December 31, 2022. Repurchases of the Company’s common stock under the program may occur from time to time in the open market.

2021 Outlook

The Company issued its full-year 2021 outlook and reiterated other elements of long-term guidance:

•	Total service revenue growth of approximately 3% for full-year 2021.

•	Full-year 2021 OEBITDA between $365 million and $375 million. OEBITDA for 2020 was $355.6 million.

•	Negligible cash taxes in 2021. Cash taxes are expected to be negligible through approximately 2023.

•	Net leverage of below 3.5 times OEBITDA at the end of 2022, assuming $300.0 million in share repurchases. Net leverage was 3.9 times OEBITDA at December 31, 2020.

Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, share-based compensation expenses and, for periods presented through the first quarter of 2020 only, certain expenses associated with the construction of the Company’s Iridium NEXT satellite constellation, primarily in-orbit insurance. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income (loss), revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net loss to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2021 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Loss to Operational EBITDA

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP net loss	$(7,925)	$(107,857)	$(56,054)	$(161,999)
Interest expense, net	22,693	30,320	94,271	115,396
Income tax benefit	(9,967)	(34,172)	(32,910)	(56,120)
Depreciation and amortization	75,914	75,088	303,174	297,705
Iridium NEXT expenses, net	—	1,372	149	9,641
Share-based compensation	4,086	3,884	16,714	15,351
Loss on extinguishment of debt	—	111,503	30,209	111,710

Operational EBITDA	$84,801	$80,138	$355,553	$331,684

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, February 11, 2021. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA and cash taxes for 2021; cash taxes and net leverage over the longer-term; anticipated equipment sales for 2021; annual interest savings from repricing the Company’s term loan; amount and timing of share repurchases, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”) on February 11, 2021, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,
	2020	2019
Revenue:
Service revenue
Commercial	$91,106	$88,557
Government	25,750	25,000

Total service revenue	116,856	113,557
Subscriber equipment	18,921	17,053
Engineering and support service	10,730	8,264

Total revenue	146,507	138,874

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	22,076	23,249
Cost of subscriber equipment sales	11,824	11,523
Research and development	4,097	3,592
Selling, general and administrative	27,496	25,421
Depreciation and amortization	75,914	75,088

Total operating expenses	141,407	138,873

Operating income	5,100	1

Other expense, net:
Interest expense, net	(22,693)	(30,320)
Loss on extinguishment of debt	—	(111,503)
Other expense, net	(299)	(207)

Total other expense, net	(22,992)	(142,030)

Loss before income taxes	(17,892)	(142,029)
Income tax benefit	9,967	34,172

Net loss attributable to common stockholders	$(7,925)	$(107,857)

Operational EBITDA	$84,801	$80,138

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2020	2019
Revenue:
Service revenue
Commercial	$362,208	$350,026
Government	100,887	97,132

Total service revenue	463,095	447,158
Subscriber equipment	86,119	82,856
Engineering and support service	34,225	30,430

Total revenue	583,439	560,444

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	91,097	94,958
Cost of subscriber equipment sales	51,596	50,186
Research and development	12,037	14,310
Selling, general and administrative	90,052	93,165
Depreciation and amortization	303,174	297,705

Total operating expenses	547,956	550,324

Operating income	35,483	10,120

Other expense, net:
Interest expense, net	(94,271)	(115,396)
Loss on extinguishment of debt	(30,209)	(111,710)
Other income (expense), net	33	(1,133)

Total other expense, net	(124,447)	(228,239)

Loss before income taxes	(88,964)	(218,119)
Income tax benefit	32,910	56,120

Net loss	(56,054)	(161,999)

Series B preferred stock dividends, declared and paid excluding cumulative dividends	—	4,194

Net loss attributable to common stockholders	$(56,054)	$(166,193)

Operational EBITDA	$355,553	$331,684

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$41,921	$43,639	-4%	$168,668	$173,167	-3%
IoT data(2)	25,179	24,695	2%	96,981	96,435	1%
Broadband	9,620	8,124	18%	35,959	30,455	18%
Hosted payload and other data service (3)	14,386	12,099	19%	60,600	49,969	21%

Total commercial service revenue	91,106	88,557	3%	362,208	350,026	3%

Government service revenue(4)	25,750	25,000	3%	100,887	97,132	4%

Total service revenue	116,856	113,557	3%	463,095	447,158	4%

Subscriber equipment	18,921	17,053	11%	86,119	82,856	4%

Engineering and support(5)
Commercial	1,265	1,001	26%	4,529	2,852	59%
Government	9,465	7,263	30%	29,696	27,578	8%

Total engineering and support	10,730	8,264	30%	34,225	30,430	12%

Total revenue	$146,507	$138,874	5%	$583,439	$560,444	4%

Operational EBITDA
Operational EBITDA	$84,801	$80,138	6%	$355,553	$331,684	7%

Other
Capital expenditures (6)	$9,422	$15,063		$38,689	$117,819
Net debt (7)	$1,392,899	$1,586,439
Cash, cash equivalents and marketable securities	$244,726	$223,561
Secured debt (8)	$1,637,625	$1,450,000
Deferred financing costs	(23,966)	(26,624)

Secured debt, net	$1,613,659	$1,423,376

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(4)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(5)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(6)	Capital expenditures based on cash spent in the respective period.
(7)	Net debt is calculated by taking the sum of the gross Term Loan B, gross Notes and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.
(8)	Secured debt was previously disclosed as the Credit Facility. On November 4, 2019, the Company extinguished the Credit Facility and replaced it with the new Term Loan B.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of December 31,
	2020	2019	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	350	352	-1%
IoT data	962	802	20%
Broadband (4)	11.7	10.8	8%

Total commercial voice and data, IoT data and Broadband service	1,324	1,165	14%
Government
Voice and data and IoT data service
Voice and data	62	57	9%
IoT data	90	78	15%

Total government voice and data and IoT data service	152	135	13%

Total billable subscribers	1,476	1,300	14%

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Net Billable Subscriber Additions From Prior Quarter
Commercial
Voice and data. IoT data and Broadband service
Voice and data	(2)	(8)	75%	(2)	1	-300%
IoT data	38	35	9%	160	155	3%
Broadband	0.3	0.2	50%	0.9	1.2	-25%

Total commercial voice and data, IoT data and Broadband service	36	27	33%	159	157	1%
Government
Voice and data and IoT data service
Voice and data	1	1	0%	5	3	67%
IoT data	9	3	200%	12	19	-37%

Total government voice and data and IoT data service	10	4	150%	17	22	-23%

Total net billable subscriber additions	46	31	48%	176	179	-2%

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
ARPU (2) (3)
Commercial
Voice and data	$40	$41	-2%	$40	$41	-2%
IoT data	$8.90	$10.50	-15%	$9.16	$11.10	-17%
Broadband	$277	$253	9%	$266	$248	7%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.

(4)	Broadband is comprised of Iridium OpenPort® and Iridium Certus, both previously reported as voice and data.